Exhibit 3.1

INARI MEDICAL, INC.

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

Inari Medical, Inc., a corporation organized and existing under the laws of Delaware (the “Corporation”), certifies that:

A.    The Corporation’s name is Inari Medical, Inc., and that this Corporation was originally incorporated pursuant to the General Corporation Law on July 25, 2011 under the name Inceptus Newcol Inc.

B.    This Third Amended and Restated Certificate of Incorporation was duly adopted in accordance with Section 242 and Section 245 of the Delaware General Corporation Law, and restates, integrates and further amends the provisions of the Second Amended and Restated Certificate of Incorporation of the Corporation.

C.    The text of the Second Amended and Restated Certificate of Incorporation is amended and restated to read as set forth in EXHIBIT A.

D.    Inari Medical, Inc. has caused this Third Amended and Restated Certificate of Incorporation to be signed by William H. Hoffman, a duly authorized officer of the Corporation, on March 28, 2018.

/s/ William H. Hoffman
William H. Hoffman
President and Chief Executive Officer

EXHIBIT A

ARTICLE I

The Corporation’s name is Inari Medical, Inc.

ARTICLE II

The Corporation’s purpose is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

ARTICLE III

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The registered agent’s name at such address is The Corporation Trust Company.

ARTICLE IV

The Corporation has the authority to issue 106,017,626 shares of stock, consisting of 60,000,000 shares of Common Stock, par value $0.001 per share, and 46,017,626 shares of Preferred Stock, par value $0.001 per share, 8,995,000 of which are designated “Series A Preferred Stock”, 16,094,016 of which are designated “Series B Preferred Stock”, and 20,928,610 of which are designated “Series C Preferred Stock”.

ARTICLE V

The terms and provisions of the Common Stock and Preferred Stock are as follows:

1.    Definitions. For purposes of this Article V, the following definitions apply:

(a)    “Anti-Dilution Rights” means the Conversion Price adjustment rights granted to a holder of Preferred Stock with respect to the shares of Preferred Stock held by such holder at the time of such adjustment pursuant to Section 4(d)(iv) of this Article V.

(b)    “Conversion Price” means, individually, the Series A Conversion Price, the Series B Conversion Price or the Series C Conversion Price.

(c)    “Certificate” means this Third Amended and Restated Certificate of Incorporation.

(d)    “Corporation” means Inari Medical, Inc.

(e)    “Convertible Securities” means any representations of indebtedness, shares, or other securities convertible into or exchangeable for Common Stock, but excluding Options and excluding shares of Preferred Stock.

(f)    “Distribution” means the Corporation’s transfer of cash or other property without consideration, whether by way of dividend, exchange, reclassification,

cancellation, or otherwise, payable other than in Common Stock, or the purchase or redemption of shares issued by the Corporation for cash or property, in each case other than: (i) any repurchases of Common Stock issued to or held by employees, officers, directors, or consultants of the Corporation or its subsidiaries upon termination of their employment or services pursuant to agreements providing for a repurchase right (at no more than cost), (ii) any repurchases of Common Stock issued to or held by employees, officers, directors, or consultants of the Corporation or its subsidiaries pursuant to first refusal rights contained in agreements providing for a first refusal right or contained in the Corporation’s Bylaws, and (iii) any other repurchases or redemptions of the Corporation’s capital stock approved by the holders of at least two-thirds of the then outstanding shares of Preferred Stock, voting as a single class on an as-converted to Common Stock basis.

(g)    “Dividend Rate” means, (i) with respect to the Series C Preferred Stock, an annual rate equal to $0.1032 per share (subject to adjustment from time to time for Recapitalizations as set forth elsewhere in this Certificate), (ii) with respect to the Series B Preferred Stock, an annual rate equal to $0.0936 per share (subject to adjustment from time to time for Recapitalizations as set forth elsewhere in this Certificate), and (iii) with respect to the Series A Preferred Stock, an annual rate equal to $0.08 per share (subject to adjustment from time to time for Recapitalizations as set forth elsewhere in this Certificate).

(h)    “Liquidation Preference” means, individually, the Series A Liquidation Preference, the Series B Liquidation Preference or the Series C Liquidation Preference.

(i)    “Options” means rights or options to subscribe for, purchase, or otherwise acquire Common Stock.

(j)    “Original Issue Date” means the date of the filing of this Certificate.

(k)    “Original Issue Price” means, individually, the Series A Original Issue Price, the Series B Original Issue Price or the Series C Original Issue Price.

(l)    “Preferred Stock” means, collectively, the Series C Preferred Stock, the Series B Preferred Stock and the Series A Preferred Stock.

(m)    “Purchase Agreement” means the Series C Preferred Stock Purchase Agreement, executed by and among the Corporation and purchasers of the Series C Preferred Stock.

(n)    “Recapitalization” means any stock dividend, stock split, share combination, reverse stock split, reorganization, recapitalization, or other reclassification affecting the Corporation’s equity securities.

(o)    “Series A Conversion Price” means $1.00 per share of Series A Preferred Stock (subject to adjustment from time to time in connection with Anti-Dilution Rights, for Recapitalizations, and as otherwise set forth in this Certificate).

(p)    “Series B Conversion Price” means $1.17 per share of Series B Preferred Stock (subject to adjustment from time to time in connection with Anti-Dilution Rights, for Recapitalizations, and as otherwise set forth in this Certificate).

(q)    “Series C Conversion Price” means $1.2901 per share of Series C Preferred Stock (subject to adjustment from time to time in connection with Anti-Dilution Rights, for Recapitalizations, and as otherwise set forth in this Certificate).

(r)    “Series A Liquidation Preference” means, with respect to the Series A Preferred Stock and on a per share basis, the applicable Original Issue Price (subject to adjustment from time to time for Recapitalizations as set forth elsewhere in this Certificate) plus declared but unpaid dividends attributable to the Series A Preferred Stock.

(s)    “Series B Liquidation Preference” means, with respect to the Series B Preferred Stock and on a per share basis, the applicable Original Issue Price (subject to adjustment from time to time for Recapitalizations as set forth elsewhere in this Certificate) plus declared but unpaid dividends attributable to the Series B Preferred Stock.

(t)    “Series C Liquidation Preference” means, with respect to the Series C Preferred Stock and on a per share basis, the applicable Original Issue Price (subject to adjustment from time to time for Recapitalizations as set forth elsewhere in this Certificate) plus declared but unpaid dividends attributable to the Series C Preferred Stock.

(u)    “Series A Original Issue Price” means $1.00 per share (subject to adjustment from time to time for Recapitalizations and as otherwise set forth in this Certificate).

(v)    “Series B Original Issue Price” means $1.17 per share (subject to adjustment from time to time for Recapitalizations and as otherwise set forth in this Certificate).

(w)    “Series C Original Issue Price” means $1.2901 per share (subject to adjustment from time to time for Recapitalizations and as otherwise set forth in this Certificate).

2.    Dividends.

(a)    Preferred Stock. The holders of outstanding shares of Series C Preferred Stock will be entitled to receive, when, as, and if declared by the Corporation’s Board of Directors, out of any assets at the time legally available for the payment of dividends, at the applicable Dividend Rate payable in preference and priority to any declaration or payment of any Distribution on the Corporation’s Series B Preferred Stock, Series A Preferred Stock or Common Stock. After the dividend payable to holders of Series C Preferred Stock, if any, has been paid in full, the holders of outstanding shares of Series B Preferred Stock and Series A Preferred Stock will be entitled to receive, on a pari passu basis, dividends, when, as, and if declared by the Corporation’s Board of Directors, out of any assets at the time legally available for the payment of dividends, at the applicable Dividend Rate payable in preference and priority to any declaration or payment of any Distribution on the Corporation’s Common Stock. No Distributions will be made with respect to the Common Stock until all declared but unpaid dividends on the Preferred Stock have been paid or set aside for payment to the Preferred Stock holders. The right to receive dividends on shares of Preferred Stock will not be cumulative, and no right to such dividends will accrue to holders of Preferred Stock by reason of the fact that dividends on such shares are not declared or paid in any year.

(b)    Common Stock. No dividends will be paid on any shares of Common Stock (other than dividends payable solely in Common Stock) unless all declared but unpaid dividends on the Preferred Stock have been paid. Subject to the preceding sentence, dividends may be paid on the Common Stock and the Preferred Stock in proportion to the number of shares of Common Stock into which each share of Preferred Stock could be converted at the then effective applicable Conversion Rate (as defined in Section 4(a) of this Article V) as, when, and if declared by the Corporation’s Board of Directors, subject to the prior dividend rights of the Preferred Stock and to Section 6 of this Article V. The right to receive dividends on shares of Common Stock will not be cumulative, and no right to such dividends will accrue to holders of Common Stock by reason of the fact that dividends on such shares are not declared or paid in any particular year.

(c)    Non-Cash Distributions. Whenever a Distribution provided for in this Section 2 will be payable in property other than cash, the value of such property will be deemed to be the fair market value of such property as determined in good faith by the Corporation’s Board of Directors.

(d)    Consent to Certain Distributions. As authorized by California Corporations Code Section 402.5(c), neither California Corporations Code Section 502 nor California Corporations Code Section 503 will apply with respect to payments made by the Corporation in connection with (i) any repurchases of Common Stock issued to or held by employees, officers, directors, or consultants of the Corporation or its subsidiaries upon termination of their employment or services pursuant to agreements providing for such repurchase rights, (ii) any repurchases of Common Stock issued to or held by employees, officers, directors, or consultants of the Corporation or its subsidiaries pursuant to first refusal rights contained in agreements providing for such first refusal rights or contained in the Corporation’s Bylaws, and (iii) any other repurchases or redemptions of the Corporation’s capital stock approved by the holders of at least two-thirds of the then outstanding shares of Preferred Stock, voting as a single class on an as-converted to Common Stock basis.

3.    Liquidation Rights.

(a)    Series C Liquidation Preference. In the event of any Liquidation Event (as defined below in Section 3(d)), the holders of the then outstanding shares of Series C Preferred Stock will be entitled to receive out of net available funds and assets, before and in preference to any Distribution (or to setting apart any such funds or assets for Distribution) of any of the Corporation’s net available funds and assets to the holders of the Series B Preferred Stock, Series A Preferred Stock or Common Stock by reason of their ownership thereof, an amount per share for each share of Series C Preferred Stock then held by such holders equal to the greater of (i) the Series C Liquidation Preference, or (ii) such amount per share as would have been payable had all shares of Series C Preferred Stock been converted into Common Stock pursuant to Section 4(a) immediately prior to such Liquidation Event. For the avoidance of doubt: (x) the amount per share paid to a holder of Series C Preferred Stock pursuant to Section 3(a)(ii) above shall be reduced by the amount per share of Series C Preferred Stock paid to such holder on all prior payment dates relative to the measurement date, including any amount paid at or around the closing of the Liquidation Event or thereafter, and (y) no amount shall be considered payable under Section 3(a)(ii) in furtherance of a contingent payment, until such payment is actually made. If the Corporation’s assets legally available for distribution to the holders of the then outstanding shares of Series C Preferred Stock are insufficient to permit the payment to such holders of the full amounts specified in this Section 3(a) upon a Liquidation Event, then the Corporation’s entire assets legally available for distribution will be distributed with equal priority and pro-rata among the holders of the Series C Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive pursuant to this Section 3(a).

(b)    Series B and Series A Liquidation Preference. In the event of any Liquidation Event (as defined below in Section 3(d)), upon the completions of the distribution required by Section 3(a) above, the holders of the then outstanding shares of Series B Preferred Stock and Series A Preferred Stock, on a pari passu basis, will be entitled to receive out of net available funds and assets, before and in preference to any Distribution (or to setting apart any such funds or assets for Distribution) of any of the Corporation’s net available funds and assets to the holders of the Common Stock by reason of their ownership of such Common Stock, an amount per share (i) for each share of Series B Preferred Stock then held by such holders equal to the greater of (A) the Series B Liquidation Preference, or (B) such amount per share as would have been payable had all shares of Series B Preferred Stock been converted into Common Stock pursuant to Section 4(a) immediately prior to such Liquidation Event, and (ii) for each share of Series A Preferred Stock then held by such holders equal to the greater of (A) the Series A Liquidation Preference, or (B) such amount per share as would have been payable had all shares of Series A Preferred Stock been converted into Common Stock pursuant to Section 4(a) immediately prior to such Liquidation Event. For the avoidance of doubt: (x) the amount per share paid to a holder of Series B Preferred Stock pursuant to Section 3(b)(i)(B) above shall be reduced by the amount per share of Series B Preferred Stock paid to such holder on all prior payment dates relative to the measurement date, including any amount paid at or around the closing of the Liquidation Event or thereafter, (y) the amount per share paid to a holder of Series A Preferred Stock pursuant to Section 3(b)(ii)(B) above shall be reduced by the amount per share of Series A Preferred Stock paid to such holder on all prior payment dates relative to the measurement date, including any amount paid at or around the closing of the Liquidation Event or thereafter, and (z) no amount shall be considered payable under Section 3(b)(i)(B) or Section 3(b)(ii)(B) in furtherance of a contingent payment, until such payment is actually made. If the Corporation’s assets legally available for distribution to the holders of the then outstanding shares of Series B Preferred Stock and Series A Preferred Stock are insufficient to permit the payment to such holders of the full amounts specified in this Section 3(b) upon a Liquidation Event, then the Corporation’s entire assets legally available for distribution will be distributed with equal priority and pro-rata among the holders of the Series B Preferred Stock and Series A Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive pursuant to this Section 3(b).

(c)    Remaining Assets and Participation Cap. After paying (or setting aside for payment) to the holders of the then outstanding shares of Preferred Stock of the full preferential amounts specified in Sections 3(a) and 3(b), the Corporation’s entire remaining assets legally available for distribution by the Corporation will be distributed with equal priority and pro rata among the holders of the Series C Preferred Stock, Series B Preferred Stock, Series A Preferred Stock and Common Stock in proportion to the number of shares of Common Stock held by them, with the shares of Series C Preferred Stock, Series B Preferred Stock and Series A Preferred Stock being treated for this purpose as if they had been converted to shares of Common Stock at the then applicable Conversion Rate. Notwithstanding the foregoing, the aggregate distributions made pursuant to one or more subsections of this Section 3 with respect to (i) any share of Series C Preferred Stock shall not exceed an amount equal to $3.8703 (including amounts paid pursuant to Section 3(a) above) for that share of Series C Preferred Stock, plus any declared but unpaid dividends, and (ii) any share of Series B Preferred Stock or Series A Preferred Stock shall not exceed an amount equal to $3.00 (including amounts the paid pursuant to Section 3(b) above) for that share of Series B Preferred Stock or Series A Preferred Stock, as applicable, plus any declared but unpaid dividends.

(d)    Reorganization. For purposes of this Section 3, unless otherwise determined by the holders of at least two-thirds of the then outstanding shares of Preferred Stock, voting as a single class on an as-converted to Common Stock basis, a liquidation, dissolution, or winding up of the Corporation will be deemed to be occasioned by, or to include, (i) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any stock acquisition, reorganization, merger, or consolidation, but specifically excluding any sale of stock for capital raising purposes approved by the Board of Directors) that results in a transfer of a majority of the total voting power represented by the Corporation’s voting securities; (ii) a sale, lease, license or other conveyance of all or substantially all of the Corporation’s assets or the sale or disposition (whether by merger, consolidation or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation; or (iii) any voluntary or involuntary liquidation, dissolution, or winding up of the Corporation (each a “Liquidation Event”). Notwithstanding anything to the contrary in this Section 3(d) or elsewhere in this Certificate, the issuance of Series C Preferred Stock pursuant to the Purchase Agreement will not be deemed to be a Liquidation Event.

(d)    Valuation of Non-Cash Consideration. If any of the Corporation’s assets distributed to stockholders in connection with any Liquidation Event are in a form other than cash, then the value of such assets will be their fair market value as determined in good faith by the Corporation’s Board of Directors, except that any publicly traded securities to be distributed to stockholders in a Liquidation Event will be valued as follows:

(i)    For securities that are not subject to an investment letter or to other similar free marketability restrictions (which are covered by Section 3(e)(ii) below):

(1)    if the securities are then traded on a national securities exchange, then such securities’ value will be deemed to be to the average of such securities’ closing prices on such exchange or system over the 10-trading-day period ending five trading days before the Distribution date; and

(2)    if the securities are actively traded over-the-counter, then such securities’ value will be deemed to be the average of such securities’ closing bid prices over the 10-trading-day period ending five trading days before the Distribution date,

(ii)    The valuation method for securities that are subject to investment letter or to other free marketability restrictions (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) will be to make an appropriate discount from the market value determined as above in Section 3(e)(i)(l) or Section 3(e)(i)(2), as applicable, to reflect the approximate fair market value of such securities, as mutually determined by the Corporation and the holders of two-thirds of the voting power of all then outstanding shares of Preferred Stock, voting as a single class on an as-converted to Common Stock basis.

(e)    Determination of Certain Distribution Dates. In the event of a merger or other acquisition of the Corporation by another entity, the Distribution date will be deemed to be the date that such transaction closes.

(f)    Certain Definitions. For purposes of Section 3(e), “trading day” means any day on which the applicable exchange or system (on which the securities to be distributed are traded) is open for business, and “closing prices” or “closing bid prices” means: (i) for securities traded primarily on the New York Stock Exchange, the American Stock Exchange, or Nasdaq, the last reported trade price or sale price, as the case may be, at 4:00 p.m., New York time, on that day and (ii) for securities listed or traded on other exchanges, markets, and systems, the market price as of the end of the “regular hours” trading period that is generally accepted as such for such exchange, market, or system. After the Original Issue Date, if the benchmark times generally accepted in the securities industry for determining the market price of a stock as of a given trading day will change from those set forth above, then the fair market value will be determined as of such other generally accepted benchmark times,

4.    Conversion. The holders of the Preferred Stock will have conversion rights as follows (the “Conversion Rights”):

(a)    Right to Convert.

(i)    Each share of Series C Preferred Stock will be convertible, at the holder’s option and without payment of additional consideration by the holder, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Series C Preferred Stock, into that number of fully paid, non-assessable shares of Common Stock determined by dividing the Series C Original Issue Price by the then applicable Series C Conversion Price. The number of shares of Common Stock into which each share of Series C Preferred Stock may be converted pursuant to the preceding formula is referred to as the “Series C Conversion Rate.” Upon any decrease or increase in the Series C Conversion Price, as described in this Section 4, the Series C Conversion Rate will be appropriately increased or decreased.

(ii)    Each share of Series B Preferred Stock will be convertible, at the holder’s option and without payment of additional consideration by the holder, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Series B Preferred Stock, into that number of fully paid, non-assessable shares of Common Stock determined by dividing the Series B Original Issue Price by the then applicable Series B Conversion Price. The number of shares of Common Stock into which each share of Series B Preferred Stock may be converted pursuant to the preceding formula is referred to as the “Series B Conversion Rate.” Upon any decrease or increase in the Series B Conversion Price, as described in this Section 4, the Series B Conversion Rate will be appropriately increased or decreased.

(iii)    Each share of Series A Preferred Stock will be convertible, at the holder’s option and without payment of additional consideration by the holder, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Series A Preferred Stock, into that number of fully paid, non-assessable shares of Common Stock determined by dividing the Series A Original Issue Price by the then applicable Series A Conversion Price. The number of shares of Common Stock into which each share of Series A Preferred Stock may be converted pursuant to the preceding formula is referred to as the “Series A Conversion Rate.” Upon any decrease or increase in the Series A Conversion Price, as described in this Section 4, the Series A Conversion Rate will be appropriately increased or decreased. Each of the Series C Conversion Rate, the Series B Conversion Rate and the Series A Conversion Rate may hereafter be referred to as a “Conversion Rate.”

(b)    Automatic Conversion. Every share of Preferred Stock will automatically be converted into fully-paid, non-assessable shares of Common Stock at the then effective applicable Conversion Rate for such share upon the earlier of (i) immediately before the closing of a firm commitment underwritten initial public offering filed under the Securities Act of 1933, as amended (the “Securities Act”), covering the offer and sale of the Corporation’s Common Stock with aggregate proceeds to the Corporation of at least $40,000,000 (before deduction of underwriters’ commissions and expenses) and with a per share price of at least $3.8703 (subject to adjustment from time to time for Recapitalizations as set forth elsewhere in this Certificate), or (ii) (A) with respect to the Series C Preferred Stock, the Corporation’s receipt of a written request for such conversion from the holders of a majority of the then outstanding shares of Series C Preferred Stock, voting as a separate class, and (B) with respect to the Series B Preferred Stock and Series A Preferred Stock, the Corporation’s receipt of a written request for such conversion from the holders of two-thirds of the then outstanding shares of Series B Preferred Stock and Series A Preferred Stock, voting as a single class on an as-converted to Common Stock basis, or, if later, the effective date for conversion specified in such requests (each such event referred to in clause (i) and clause (ii) of this Section 4(b), an “Automatic Conversion Event”).

(c)    Conversion Mechanics.

(i)    No fractional shares of Common Stock will be issued upon conversion of Preferred Stock. Instead of any fractional shares to which a holder of Preferred Stock would otherwise be entitled, the Corporation will pay cash equal to such fraction multiplied by the then fair market value of a share of Common Stock as determined in good faith by the Corporation’s Board of Directors. For such purpose, all shares of Preferred Stock held by each holder of Preferred Stock will be aggregated, and any resulting fractional share of Common Stock will be paid in cash.

(ii)    Before any holder of Preferred Stock will be entitled to convert shares of Preferred Stock into full shares of Common Stock and to receive Common Stock certificates upon such conversion, the holder will surrender the certificate or certificates representing the Preferred Stock being converted, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock, and will give written notice to the Corporation at such office that the holder elects to convert the Preferred Stock into Common Stock; provided, however, that on the date of an Automatic Conversion Event, the outstanding shares of Preferred Stock will be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided further, however, that the Corporation will not be obligated to issue certificates representing the shares of Common Stock issuable upon such Automatic Conversion Event, unless either the certificates representing such shares of converted Preferred Stock are delivered to the Corporation or its transfer agent as provided above or unless the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen, or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by the Corporation in connection with such lost, stolen, or destroyed certificates.

(iii)    On the effective date of an Automatic Conversion Event, each record holder of shares of Preferred Stock will be deemed to be the record holder of the Common Stock issuable upon such conversion, notwithstanding that the certificates representing such shares of Preferred Stock will not have been surrendered at the Corporation’s office, that notice from the Corporation will not have been received by any record holder of shares of Preferred Stock, or that the certificates evidencing such shares of Common Stock will not then be actually delivered to such holder. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act of 1933, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the persons entitled to receive the Common Stock upon conversion of Preferred Stock will not be deemed to have converted such Preferred Stock until immediately before the closing of such sale of securities. In addition, any optional conversion may be conditioned upon the occurrence of a specific event, in which event the person(s) entitled to receive Common Stock issuable upon such conversion of such Preferred Stock will not be deemed to have converted such Preferred Stock until immediately before the occurrence of such event.

(d)    Conversion Price Adjustments for Certain Dilutive Issuances.

(i)    Special Definition. For purposes of this Section 4(d), “Additional Shares” means all shares of Common Stock issued (or, pursuant to Section 4(d)(iii) of this Article V, deemed to be issued) by the Corporation after the Original Issue Date other than:

(1)    shares of Common Stock issuable or issued upon conversion of outstanding shares of Preferred Stock;

(2)    up to 5,794,108 shares (or such higher amount as is approved unanimously by the Corporation’s Board of Directors and as adjusted for Recapitalizations) of Common Stock issuable or issued to the Corporation’s officers, directors, employees, consultants, or advisors pursuant to the Corporation’s 2011 Equity Incentive Plan, or other employee stock incentive programs or arrangements approved by the Corporation’s Board of Directors, or upon exercise of Options or Convertible Securities granted to such parties pursuant to any such plan or arrangement;

(3)    shares of Common Stock issuable or issued upon the exercise, exchange, adjustment, or conversion of Options or Convertible Securities outstanding as of the Original Issue Date;

(4)    shares of Common Stock issuable or issued pursuant to the bona fide acquisition by the Corporation of another corporation or other business entity by merger, purchase of all or substantially all of such entity’s assets, or other reorganization, or pursuant to a joint venture agreement; provided, in each such case, that such issuances are approved by the Corporation’s Board of Directors (including all of the Preferred Directors (as defined in Section 5 below));

(5)    shares of Common Stock issuable or issued to banks, equipment lessors, or other financial institutions pursuant to a bona fide commercial leasing or debt financing transaction in an amount not to exceed $5,000,000 entered into for primarily non-equity financing purposes approved by the Corporation’s Board of Directors (including at least three of the Preferred Directors);

(6)    shares of Common Stock issued pursuant to Recapitalizations for which a proportional adjustment has been made;

(7)    shares of Common Stock issued or issuable in connection with sponsored research, collaboration, technology license, development, OEM, marketing, or other similar agreements or strategic partnerships for other than primarily equity financing purposes; provided, in each such case, that such issuances are approved by the Corporation’s Board of Directors (including at least three of the Preferred Directors) and that the number of shares so issued in any 12 month period do not exceed 20% of the outstanding shares of Common Stock of the Corporation (on a fully diluted as converted basis);

(8)    shares of Common Stock issued to suppliers of goods or third-party service providers in connection with the provision of goods or services pursuant to transactions approved by the Corporation’s Board of Directors (including at least three of the Preferred Directors); provided that the number of shares so issued in any 12 month period do not exceed 5% of the outstanding shares of Common Stock of the Corporation (on a fully diluted as converted basis); and

(9)    shares of Common Stock excluded from the definition of “Additional Shares” by the written consent of the holders of at least two-thirds of the then outstanding shares of Preferred Stock, voting as a single class on an as-converted to Common Stock basis.

(ii)    No Conversion Price Adjustment. No adjustment in the Conversion Price of a particular series of Preferred Stock will be made in respect of the issuance of any Additional Shares, unless the consideration per share (as determined pursuant to Section 4(d)(v)) for such Additional Shares issued or deemed to be issued by the Corporation is less than the Conversion Price for such series of Preferred Stock in effect on the date of, and immediately before, such issuance.

(iii)    Deemed Issue of Additional Shares. At any time or from time to time after the Original Issue Date, if the Corporation will issue any Options or Convertible Securities or will fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities, the conversion or exchange of such Convertible Securities or, in the case of Options for Convertible Securities, the exercise of such Options and the conversion or exchange of the underlying securities, will be deemed to have been issued as of the time of such issue or, in case such a record date will have been fixed, as of the close of business on such record date, provided that Additional Shares will not be deemed to have been issued unless the consideration per share (determined pursuant to Section 4(d)(v)) of such Additional Shares would be less than the Conversion Price in effect on the date of and immediately before such issuance or such record date (as the case may be), for such series of Preferred Stock, and provided further in any such case in which Additional Shares are deemed to be issued:

(1)    no further adjustment in the Conversion Price of any series of Preferred Stock will be made upon the subsequent issuance of Convertible Securities or shares of Common Stock in connection with the exercise of such Options or conversion or exchange of such Convertible Securities;

(2)    if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Corporation, or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion, or exchange thereof, then the Conversion Price of each series of Preferred Stock computed upon the original issuance thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, will, upon any such increase or decrease becoming effective, be re-computed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

(3)    no readjustment pursuant to Section 4(d)(iii)(2) of this Article V will have the effect of increasing the Conversion Price of a series of Preferred Stock to an amount that exceeds the lower of (i) the Conversion Price for such series of Preferred Stock on the original adjustment date and (ii) the Conversion Price for such series of Preferred Stock that would have resulted from any issuance of Additional Shares between the original adjustment date and such readjustment date;

(4)    upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities that will not have been exercised, the Conversion Price computed upon the original issuance thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon will, upon such expiration, be re-computed as if:

(a)    in the case of Convertible Securities or Options for Common Stock, the only Additional Shares issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the corresponding consideration received was the consideration actually received by the Corporation for the issue of such exercised Options plus the consideration actually received by the Corporation upon such exercise or for the issuance of all such Convertible Securities that were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange; and

(b)    in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares deemed to have been then issued was the consideration actually received by the Corporation for the issue of such exercised Options, plus the consideration deemed to have been received by the Corporation (determined pursuant to Section 4(d)(v)) upon the issuance of the Convertible Securities with respect to which such Options were actually exercised; and

(5)    if such record date will have been fixed and such Options or Convertible Securities are not issued on such record date, then the adjustment previously made in the Conversion Price that became effective on such record date will be canceled as of the close of business on such record date, and thereafter the Conversion Price will be adjusted pursuant to this Section 4(d)(iii) as of the actual date of their issuance.

(iv)    Conversion Price Adjustment Upon Issuance of Additional Shares. If the Corporation issues Additional Shares (including Additional Shares deemed to be issued pursuant to Section 4(d)(iii)) without consideration or for a consideration per share less than the Conversion Price of a series of Preferred Stock in effect on the date of and immediately before such issuance, then the Conversion Price of the affected series of Preferred Stock will be reduced, concurrently with such issuance, to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction, the numerator of which will be the number of shares of Common Stock outstanding immediately before such issuance plus the number of shares that the aggregate consideration received by the Corporation for the total number of Additional Shares so issued would purchase at such Conversion Price, and the denominator of which will be the number of shares of Common Stock outstanding immediately before such issuance plus the number of such Additional Shares so issued. Notwithstanding the foregoing, a Conversion Price will not be reduced at such time if the amount of such reduction would be less than $0.01, but any such amount will be carried forward, and a reduction will be made with respect to such amount at the time of, and together with, any subsequent reduction which, together with such amount and any other amounts so carried forward, equal $0.01 or more in the aggregate. For the purposes of this Section 4(d)(iv), all shares of Common Stock issuable upon exercise of outstanding Options or the conversion of outstanding Convertible Securities and shares of Preferred Stock, and all Additional Shares deemed issued pursuant to Section 4(d)(iii), will be deemed to be outstanding.

(v)    Determination of Consideration. For purposes of this Section 4(d), the consideration received by the Corporation for the issuance (or deemed issuance) of any Additional Shares will be computed as follows:

(1)    Cash and Property. Such consideration will:

(a)    insofar as such consideration consists of cash, be computed at the aggregate amount of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends (if any);

(b)    insofar as such consideration consists of property other than cash, be computed at the fair market value of such property at the time of such issue, as determined in good faith by the Corporation’s Board of Directors; and

(c)    in the event Additional Shares are issued together with other Corporation shares, securities, or other assets for consideration that covers both, be the proportion of such consideration so received, computed as provided in clause (a) and clause (b) above, as reasonably determined in good faith by the Corporation’s Board of Directors to apply to the Additional Shares so issued.

(2)    Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares deemed to have been issued pursuant to Section 4(d)(iii) of this Article V will be determined by dividing

(a)    the total amount, if any, received or receivable by the Corporation as consideration for the issuance of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

(b)    the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(e)    Adjustments for Common Stock Subdivisions or Combinations. If the outstanding shares of Common Stock will be subdivided (by stock split, payment of a stock dividend, or otherwise) into a greater number of shares of Common Stock, then the applicable Conversion Price in effect immediately before such subdivision will, concurrently with the effectiveness of such subdivision, be proportionately decreased. If the outstanding shares of Common Stock will be combined (by reverse stock split, reclassification, or otherwise) into a lesser number of shares of Common Stock, then the applicable Conversion Price in effect immediately before such combination will, concurrently with the effectiveness of such combination, be proportionately increased.

(f)    Adjustments for Preferred Stock Subdivisions or Combinations. If the outstanding shares of any series of Preferred Stock will be subdivided (by stock split, payment of a stock dividend, or otherwise) into a greater number of shares of such series of Preferred Stock, then, concurrently with the effectiveness of such subdivision, the applicable Dividend Rate and the applicable Liquidation Preference, each as in effect immediately before such subdivision, will be proportionately decreased and the applicable Conversion Price, as in effect immediately before such subdivision, will be proportionately increased. If the outstanding shares of any series of Preferred Stock will be combined (by reverse stock split, reclassification, or otherwise) into a lesser number of shares of such series of Preferred Stock, then, concurrently with the effectiveness of such combination, the applicable Dividend Rate and the applicable Liquidation Preference, each as in effect immediately before such combination, will be proportionately increased and the applicable Conversion Price, as in effect immediately before such combination, will be proportionately decreased.

(g)    Adjustments for Reclassification, Exchange, and Substitution. Subject to Section 3 of this Article V, if the Common Stock issuable upon conversion of any series of Preferred Stock will be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares provided for above), then, in any such event, instead of the number of shares of Common Stock that the holders would otherwise have been entitled to receive, each holder of such series of Preferred Stock will have the right thereafter to convert such shares of Preferred Stock into a number of shares of such other class or classes of stock that a holder of the number of shares of Common Stock deliverable upon conversion of such series of Preferred Stock immediately before that change would have been entitled to receive in such reorganization or reclassification, all subject to further adjustment as provided in this Certificate with respect to such other shares.

(h)    No Impairment. The Corporation will not, through any reorganization, asset transfer, merger, dissolution, securities issuance, securities sale, or other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Certificate by the Corporation, but instead the Corporation will, at all times and in good faith, assist in carrying out all provisions of this Section 4 and in taking all such action as may be necessary or appropriate to protect the Conversion Rights against impairment. Notwithstanding the foregoing, nothing in this Section 4(h) will prohibit the Corporation from amending this Certificate with the requisite consent of its stockholders and its Board of Directors.

(i)    Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of any Conversion Price pursuant to this Section 4, the Corporation, at its own expense, will promptly compute such adjustment or readjustment in accordance with the terms of this Certificate and furnish to each holder of any affected series of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation will, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished, to such holder a similar certificate setting forth (i) such adjustments and readjustments, (ii) the applicable Conversion Price as then in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property that would then be received upon the conversion of the applicable series of Preferred Stock.

(j)    Conversion Price Adjustment Waiver. Notwithstanding anything in this Certificate to the contrary, any downward adjustment of the Series C Conversion Price may be waived, either prospectively or retroactively and either generally or in a particular instance, by the consent or vote of the holders of a majority of the then outstanding shares of Series C Preferred Stock. Any such waiver will bind all future holders of shares of Series C Preferred Stock. Notwithstanding anything in this Certificate to the contrary, any downward adjustment of the Series B Conversion Price may be waived, either prospectively or retroactively and either generally or in a particular instance, by the consent or vote of the holders of sixty percent (60%) of the then outstanding shares of Series B Preferred Stock. Any such waiver will bind all future holders of shares of Series B Preferred Stock. Notwithstanding anything in this Certificate to the contrary, any downward adjustment of the Series A Conversion Price may be waived, either prospectively or retroactively and either generally or in a particular instance, by the consent or vote of the holders of sixty percent (60%) of the then outstanding shares of Series A Preferred Stock. Any such waiver will bind all future holders of shares of Series A Preferred Stock.

(k)    Reservation of Stock issuable Upon Conversion. At all times and solely for the purpose of implementing the conversion of the shares of Preferred Stock, the Corporation will reserve and keep available out of its authorized but unissued shares of Common Stock such number of the Corporation’s shares of Common Stock as will from time to time be sufficient to permit the conversion of all then outstanding shares of the Preferred Stock. At any time, if the number of authorized but unissued shares of Common Stock will not be sufficient to permit the conversion of all then outstanding shares of the Preferred Stock, then the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as will be sufficient for such purpose.

5.    Voting.

(a)    General.

(i)    Restricted Class Voting. Except as otherwise expressly provided in this Certificate or as required by law, the holders of Preferred Stock and the holders of Common Stock will vote together as a single class and not as separate classes.

(ii)    Restricted Series Voting. Other than as expressly provided in this Certificate or as required by law, the holders of all series of Preferred Stock will vote together and not as separate classes.

(iii)    Preferred Stock. Each holder of Preferred Stock will be entitled to the number of votes equal to the number of shares of Common Stock into which the shares of Preferred Stock held by such holder could be converted as of the record date. The holders of shares of Preferred Stock will be entitled to vote on all matters on which the Common Stock will be entitled to vote. Holders of Preferred Stock will be entitled to notice of any stockholders’ meeting in accordance with the applicable provisions of the Delaware General Corporation Law, the Corporation’s Bylaws, and any other applicable law. Fractional votes will not, however, be permitted and any fractional voting rights resulting from the formula specified above (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) will be disregarded.

(iv)    Election of Directors. So long as at least 500,000 shares of Series C Preferred Stock are outstanding (subject to adjustment from time to time for Recapitalizations), the holders of Series C Preferred Stock, voting as a separate class, shall be entitled to elect one (1) member of the Corporation’s Board of Directors at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors (the “Series C Director”). So long as at least 500,000 shares of Series B Preferred Stock are outstanding (subject to adjustment from time to time for Recapitalizations), the holders of Series B Preferred Stock, voting as a separate class, shall be entitled to elect one (1) member of the Corporation’s Board of Directors at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors (the “Series B Director”). So long as at least 500,000 shares of Series A Preferred Stock are outstanding (subject to adjustment from time to time for Recapitalizations), the holders of Series A Preferred Stock, voting as a separate class, shall be entitled to elect two (2) members of the Corporation’s Board of Directors at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors (the “Series A Directors” and, together with the Series C Director and the Series B Director, the “Preferred Directors”). The holders of Common Stock, voting as a separate class, shall be entitled to elect three (3) members of the Corporation’s Board of Directors at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors. Any additional members of the Corporation’s Board of Directors shall be elected by the holders of Common Stock and Preferred Stock, voting as separate classes. If a vacancy on the Board of Directors is to be filled by the Board of Directors, only directors elected by the same class or classes of stockholders as those who would be entitled to vote to fill such vacancy shall vote to fill such vacancy.

(v)    Common Stock. Each holder of shares of Common Stock will be entitled to one vote for each share of Common Stock held by such holder,

(vi)    Authorized Common Stock Adjustment. Subject to Article V, Section 6, the number of shares of authorized Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by an affirmative vote of the holders of a majority-in-interest of the then outstanding Corporation’s capital stock.

(vii)    Cumulative Voting. So long as Section 2115 of the California General Corporation Law purports to make Section 708(a), Section 708(b), and Section 708(c) of the California General Corporation Law applicable to the Corporation, the Corporation’s stockholders will have the right to cumulate their respective votes in connection with the election of directors as provided in Section 708(a), Section 708(b), and Section 708(c) of the California General Corporation Law.

6.    Protective Provisions.

(a)    Preferred Stock Protective Provisions. So long as at least 500,000 shares of Preferred Stock are outstanding (subject to adjustment from time to time for Recapitalizations), the Corporation will not (whether by merger, recapitalization or otherwise), without first receiving the approval (by vote or written consent, as provided by law) of holders of at least two-thirds of the then outstanding shares of Preferred Stock, voting as a single class on an as-converted to Common Stock basis:

(i)    alter or change the rights, preferences, or privileges of the Preferred Stock;

(ii)    change the aggregate number of authorized shares of Preferred Stock or the aggregate number of authorized shares of Common Stock;

(iii)    create (by reclassification or otherwise) or issue any class or series of shares having any rights, preferences, or privileges superior to or pari passu with any outstanding shares of Preferred Stock (except for issuances of Series C Preferred Stock pursuant to the Purchase Agreement) or increase the authorized or designated number of such class or series of shares;

(iv)    declare or pay any Distribution on any class or series of the Corporation’s capital stock;

(v)    merge into, consolidate with, or implement a reorganization with any other corporation (other than a wholly-owned subsidiary corporation) in one or more related transactions or implement any other transaction or series of related transactions that result in the transfer of at least 50% of the voting power of the Corporation;

(vi)    sell all or substantially all of the Corporation’s assets;

(vii)    voluntarily dissolve or liquidate the Corporation or authorize or consummate a Liquidation Event;

(viii)    change the number of authorized directors;

(ix)    authorize or effect the acquisition in any manner, directly or indirectly, of the capital stock or a substantial portion of the assets of any entity by the Corporation;

(x)    make any material change in the nature of the business of the Corporation;

(xi)    incur aggregate indebtedness in excess of $500,000, other than trade payables incurred in the ordinary course of business;

(xii)    authorize or effect, or permit any subsidiary to authorize or effect, any of the following: (A) the organization of any new direct or indirect subsidiary, (B) the material amendment or modification of the charter, bylaws or other organizational document of any subsidiary, or (C) the restructuring of any existing subsidiary;

(xiii)    create any new stock option or stock incentive plan, or increase the number of shares reserved for issuance under any of the Corporation’s equity incentive plans;

(xiv)    except for (A) periodic salary and other compensatory payments made in accordance with the Corporation’s normal payroll practices, (B) standard employment agreements and employee benefits generally made available to all employees, (C) standard director and officer indemnification agreements, and (D) the purchase of shares of the Corporation’s capital stock and the issuance of options to purchase shares of the Corporation’s Common Stock, enter into or be a party to any transaction with any director, officer or holder of at least five percent (5%) of the then-outstanding shares of Common Stock of the Corporation (assuming conversion of all then-outstanding shares of Preferred Stock), or any of the respective “associates” (as defined in Rule 12b-2 promulgated under the Securities and Exchange Act of 1934, as amended) of such persons, except to the extent approved by the Board of Directors, including at least three (3) of the Preferred Directors; or

(xv)    create, or hold capital stock in, any subsidiary that is not wholly owned (either directly or through one or more other subsidiaries) by the Corporation, or sell, transfer or otherwise dispose of any capital stock of any direct or indirect subsidiary of the Corporation, or permit any direct or indirect subsidiary to sell, lease, transfer, exclusively license or otherwise dispose (in a single transaction or series of related transactions) of all or substantially all of the assets of such subsidiary.

(b)    Series C Protective Provisions. So long as at least 1,000,000 shares of Series C Preferred Stock are outstanding (subject to adjustment from time to time for Recapitalizations), the Corporation will not (whether by merger, recapitalization or otherwise), without first receiving the approval (by vote or written consent, as provided by law) of holders of a majority of the then outstanding shares of Series C Preferred Stock, voting as a separate class:

(i)    amend, alter or repeal any provision of the Certificate of Incorporation or Bylaws of the Corporation in a manner that adversely affects the rights, preferences or privileges of the shares of Series C Preferred Stock;

(ii)    take any action that would alter or change the rights, preferences, or privileges of the shares of Series C Preferred Stock in a manner that adversely affects such rights, preferences or privileges;

(iii)    change the aggregate number of authorized shares of Series C Preferred Stock; or

(iv)    reclassify, alter or amend any existing security of the Corporation that is junior to the Series C Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to or pari passu with the Series C Preferred Stock in respect of any such right, preference or privilege.

7.    Redemption.

(a)    At any time after the five (5) year anniversary of the Original Issue Date, and at the written election of the holders of at least two-thirds of the then outstanding shares of Preferred Stock, acting as a single class on an as-converted to Common Stock basis, the Corporation shall redeem, out of funds legally available therefor, all (but not less than all) outstanding shares of Preferred Stock which have not been converted into Common Stock pursuant to Section 4, in three (3) equal annual installments (each a “Redemption Date”). The Corporation shall redeem the shares of Preferred Stock by paying in cash an amount per share equal to the Original Issue Price for the applicable series of Preferred Stock, plus an amount equal to all declared and unpaid dividends thereon (the “Redemption Price”). The number of shares of Preferred Stock that the Corporation shall be required under this Section 7 to redeem on any one (1) Redemption Date shall be equal to the amount determined by dividing: (a) the aggregate number of shares of Preferred Stock outstanding immediately prior to the Redemption Date by; (b) the number of remaining Redemption Dates (including the Redemption Date to which such calculation applies). If the funds legally available for redemption of the Preferred Stock shall be insufficient to permit the payment to such holders of the full respective Redemption Prices, the Corporation’s entire funds legally available for redemption shall be used to effect such redemption pro rata among the holders of the Series C Preferred Stock so that each holder of Series C Preferred Stock shall receive a redemption payment equal to a fraction of the aggregate amount available for redemption, the numerator of which is the number of shares of Series C Preferred Stock held by such holder with each number multiplied by the Redemption Price of each share of Series C Preferred Stock held by such holder, and the denominator of which is the number of shares of Series C Preferred Stock outstanding multiplied by the Redemption Price of each such outstanding share of Series C Preferred Stock. After redemption in full of the outstanding shares of Series C Preferred Stock, if the funds legally available for redemption of the Preferred Stock shall be insufficient to permit the payment to such holders of the full respective Redemption Prices, the Corporation’s entire funds legally available for redemption shall be used to effect such redemption pro rata among the holders of the remaining Preferred Stock so that each holder of Preferred Stock shall receive a redemption payment equal to a fraction of the aggregate amount available for redemption, the numerator of which is the number of shares of Preferred Stock held by such holder with each number multiplied by the Redemption Price of each share of Preferred Stock held by such holder, and the denominator of which is the number of shares of Preferred Stock outstanding multiplied by the Redemption Price of each such outstanding share of Preferred Stock.

(b)    At least fifteen (15), but no more than thirty (30), days prior to each Redemption Date, written notice shall be mailed, first class postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the Preferred Stock to be redeemed, at the address last shown on the records of the Corporation for such holder, notifying such holder of (i) the redemption to be effected, (ii) specifying the number of shares to be redeemed from such holder, (iii) the Redemption Date, (iv) the Redemption Price, (v) the place at which payment may be obtained and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, the holder’s certificate or certificates representing the shares to be redeemed and (vi) the date upon which the holder’s right to convert such shares terminates (the “Redemption Notice”). Except as provided herein, on or after the Redemption Date each holder of Preferred Stock to be redeemed shall surrender to this Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

(c)    From and after the applicable Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of shares of Preferred Stock designated for redemption in the Redemption Notice as holders of Preferred Stock (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to the shares designated for redemption on such date, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of the Corporation legally available for redemption of shares of Preferred Stock on any Redemption Date are insufficient to redeem the total number of shares of Preferred Stock to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed based upon their holdings of Preferred Stock. The shares of Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Preferred Stock such funds will immediately be used to redeem the balance of the shares which the Corporation has become obliged to redeem on any Redemption Date, but which it has not redeemed.

(d)    On or prior to each Redemption Date, the Corporation may deposit the Redemption Price of all shares of Preferred Stock designated for redemption in the Redemption Notice and not yet redeemed with a bank or trust corporation having aggregate capital and surplus in excess of $100,000,000, as a trust fund for the benefit of the respective holders of the shares designated for redemption and not yet redeemed, with irrevocable instructions and authority to the bank or trust corporation to pay the Redemption Price for such shares to their respective holders on or after the Redemption Date upon receipt of notification from the Corporation that such holder has surrendered a share certificate to the Corporation pursuant to Section 7(b). As of the Redemption Date, the deposit shall constitute full payment of the shares to their holders, and from and after the Redemption Date the shares so called for redemption shall be redeemed and shall be deemed to be no longer outstanding, and the holders thereof shall cease to be stockholders with respect to such shares and shall have no rights with respect thereto except the right to receive from the bank or trust corporation payment of the Redemption Price of the shares, without interest, upon surrender of their certificates therefor. Such instructions shall also provide that any moneys deposited by the Corporation pursuant to this Section 7(d) for the redemption of shares thereafter converted into shares of the Corporation’s Common Stock pursuant to Section 4 prior to the Redemption Date shall be returned to the Corporation forthwith upon such conversion. The balance of any moneys deposited by the Corporation pursuant to this Section 7(d) remaining unclaimed at the expiration of two (2) years following the Redemption Date shall thereafter be returned to the Corporation upon its request expressed in a resolution of its Board of Directors.

8.    Notices. Any notice required by the provisions of this Article V to be given to the holders of Preferred Stock will be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at such holder’s address appearing on the Corporation’s books or if such notice is given in any other manner permitted by law.

9.    No Reissuance. No shares of Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion, or otherwise will be reissued, and all such shares will be canceled, retired, and eliminated from the shares that the Corporation will be authorized to issue.

ARTICLE VI

1.    The Corporation will have perpetual existence.

2.    Elections of directors need not be by written ballot, unless a stockholder demands election by written ballot at the applicable stockholder meeting and before the voting begins, or unless the Corporation’s Bylaws provide that elections of directors must be by written ballot.

3.    The number of directors that constitute the Corporation’s Board of Directors will be as specified in the Corporation’s Bylaws.

4.    In furtherance and not in limitation of the powers conferred by statute, the Corporation’s Board of Directors is expressly authorized to make, alter, amend, or repeal the Corporation’s Bylaws.

5.    Stockholders’ meetings may be held inside or outside of the State of Delaware, as the Bylaws may provide. The Corporation’s books may be kept (subject to any provisions contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Corporation’s Board of Directors or in the Corporation’s Bylaws.

6.    Advance notice of new business and stockholder nominations for the election of directors will be given in the manner and to the extent provided in the Corporation’s Bylaws.

ARTICLE VII

1.    To the fullest extent permitted by the Delaware General Corporation Law, as it exists now or as it may be amended, a Corporation director will not be personally liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director.

2.    To the fullest extent permitted by applicable law, the Corporation may indemnify any person made or threatened to be made a party to any action or proceeding, whether criminal, civil, administrative, or investigative, by reason of the fact that such person, such person’s testator, or such person’s intestate is or was a director, officer, or employee of the Corporation or any Corporation predecessor or serves or served at any other enterprise as a director, officer, or employee at the request of the Corporation or of any Corporation predecessor.

3.    Neither any amendment or repeal of this Article VII, nor the adoption of any provision of this Certificate that is inconsistent with this Article VII, will eliminate or reduce the effect of this Article VII in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VII, would accrue or arise, before such amendment, repeal, or adoption of an inconsistent provision.

* * * * *